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                                                                      Exhibit 11


                           STATER BROS. HOLDINGS INC.
                    CALCULATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)
          (IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)


                                                     13 Weeks Ended                26 Weeks Ended
                                                 -----------------------      ------------------------
                                                 Mar. 26,       Mar. 25,      Mar. 26,        Mar. 25,
                                                   2000          2001           2000            2001
                                                 --------       --------      --------        --------
Net income (loss)                                $(10,953)      $ 1,360       $ (9,101)       $ 3,182

Less preferred dividends                               --            --             --             --

                                                 --------       -------       --------        -------
Net income (loss) available to common
  shareholders                                   $(10,953)      $ 1,360       $ (9,101)       $ 3,182
                                                 ========       =======       ========        =======

Earnings (loss) per common share                 $(219.06)      $ 27.20       $(182.02)       $ 63.64
                                                 ========       =======       ========        =======

Average common shares outstanding                  50,000        50,000         50,000         50,000
                                                 ========       =======       ========        =======

Common shares outstanding at end of period         50,000        50,000         50,000         50,000
                                                 ========       =======       ========        =======





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